Putnam Equity Income Fund
11/30/17 Annual


Acquisition of The Putnam Fund for Growth and Income

On May 15, 2017, the fund issued 215,631,007, 2,612,367, 2,379,679,
1,293,542, 65,033, 966,082 and 4,045,116 class A, class B, class C, class M, class R, class R6 and class Y shares, respectively, for 209,266,559, 2,553,227, 2,293,366, 1,250,266, 62,944, 934,950 and
3,917,398 class A, class B, class C, class M, class R, class R6 and class Y shares of The Putnam Fund for Growth and Income to acquire that funds net assets in a tax free exchange approved by the funds Board of Trustees. The purpose of the transaction was to combine two Putnam funds with substantially similar investment objectives and investment strategies into a single Putnam fund with a larger asset base and therefore potentially lower expenses for fund shareholders. The investment portfolio of The Putnam Fund for Growth and Income, with a fair value of $5,073,388,317 and an identified cost of $4,295,161,030 at May 12, 2017, was the principal asset acquired by the fund. The net assets of the fund and The Putnam Fund for Growth and Income on May 12, 2017, were $6,451,522,149 and $5,035,920,289, respectively. On May 12, 2017, The Putnam Fund for Growth and Income had distributions in excess of net investment income of $4,207,018, accumulated net realized loss of $36,331,563 and unrealized appreciation of $778,227,287. The aggregate net assets of the fund immediately following the acquisition were $11,487,442,438. Information presented in the Statement of operations and changes in net assets reflect only the operations of Putnam Equity Income Fund. Assuming the acquisition had been completed on December 1, 2016, the funds pro forma results of operations for the reporting period are as follows (unaudited):

Net investment Income $152,662,703
Net gain on investments $1,929,052,372
Net Increase in net assets resulting from operations $2,081,715,075

Because the combined investment portfolios have been managed as a single portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of The Putnam Fund for Growth and Income that have been included in the funds Statement of operations for the current fiscal period.